Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Twin Vee Powercats Co.

(Exact Name of Registrant as Specified in its Charter)

Table1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit(2)(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)(3)	428,400	$0.92	$394,128	0.00014760	$58.18
Total Offering Amounts					$394,128	0.00014760	$58.18
Total Fee Offsets							—
Net Fee Due							$58.18

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, which become issuable under the Amended and Restated 2021 Stock Incentive Plan (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of our outstanding shares of common stock.

(2)	Represents an automatic annual increase equal to 4.5% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year; which increase is provided by the 2021 Plan.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high ($0.95) and low ($0.8801) sales prices per share of the common stock on the Nasdaq Capital Market on April 8, 2024.